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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

TEO FOODS, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State of incorporation or organization)

47-1209532

(IRS Employer

Identification No.)

Blvd. Insurgentes 19801 unit. 4B

Tijuana, B.C.

(Address of principal executive offices)

22225

(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box.  ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, $0.001 par value

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

General Background

Our authorized capital stock currently consists of 490 million shares of Common stock, $0.001 par value, and 10 million shares of preferred stock, $0.001 par value.

Common Stock

Except as required by law, holders of our common stock are entitled to vote on all matters as a single class, and each holder of common stock is entitled to one vote for each share of common stock owned. Holders of common stock do not have cumulative voting rights.

Holders of our common stock are entitled to receive ratably any dividends that may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon any liquidation, dissolution, or winding up of TEO Foods, Inc., holders of our common stock are entitled to share ratably in all assets remaining available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

The rights, preferences and privileges of holders of Common Stock may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Company’s Board of Directors.

Our Articles of incorporation authorize our board of directors to issue from time to time any series of preferred stock and fix the voting powers, designation, powers, preferences and rights of the shares of such series of preferred stock. The issued and outstanding Preferred shares have 100 for 1 voting rights which could have the effect of deterring or delaying attempts by our Common stockholders to remove or replace management, engage in proxy contests and/or effect changes in control. The 9,022,900 issued Preferred shares would be able to cast 902,290,000 votes on most matters that the Common shareholders would be entitled to vote. This results in the Preferred shareholders having significantly more influence in shareholder votes.

The foregoing descriptions of the Common and Preferred Stock do not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Articles of Incorporation and Bylaws of TEO Foods, Inc., which is filed as Exhibit 3.1 and Exhibit 3.2 hereto and is incorporated herein by reference.

Item 2. Exhibits

3.1	Amended and Restated Articles of Incorporation of TEO Foods, Inc. (Incorporated by reference to Exhibit 3.1 from the registrant’s registration statement on Form S-1/A filed with the SEC on October 11, 2018)

3.2	Bylaws of TEO Foods, Inc. (Incorporated by reference to Exhibit 3.2 from the registrant’s registration statement on Form S-1/A filed with the SEC on October 11, 2018)

4.1	Reference is made to Exhibits 3.1 and 3.2.( Incorporated by reference to Exhibit 3.2 from the registrant’s registration statement on Form S-1/A filed with the SEC on October 11, 2018)

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: May 20, 2022

TEO FOODS, INC.

By:	/s/ Jeffrey H. Mackay
	Name:	Jeffrey H. Mackay
	Title:	Chief Executive Officer